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Exhibit 12 to 2002 10-Q

                              CONVERGYS CORPORATION
                Computation of Ratio of Earnings to Fixed Charges
                              (Amounts in millions)


                                                              For the Six
                                                             Months Ended
Earnings:                                                    June 30, 2002
---------                                                    -------------
        Income before income taxes, extraordinary
        charges and cumulative effect of change
        in accounting principle                                 $ 189.7

        Adjustment for undistributed (income)/losses
        of partnerships                                            (0.3)

        Interest expense                                            5.9

        Portion (1/3) of rental expense deemed interest            19.5
                                                               --------

               Total earnings                                   $ 214.8
                                                               ========

Fixed Charges:
        Interest expense                                        $   5.9

        Portion (1/3) of rental expense deemed interest            19.5
                                                               --------

               Total fixed charges                              $  25.4
                                                               ========

Ratio of Earnings to Fixed Charges                                 8.46
                                                               ========